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                           [Letterhead of PXRE Group]


                                       Contact:     James F. Dore
                                                    Executive Vice President and
                                                    Chief Financial Officer
                                                    (441) 296-5858

            PXRE PREVAILS AGAINST TERRA NOVA IN $8.25 MILLION DISPUTE


HAMILTON, Bermuda (June 11, 2002) - PXRE Group Ltd. (NYSE: PXT) today announced that its subsidiary, PXRE Corporation, had been awarded $8.25 million plus interest by a jury at the conclusion of the trial of its dispute against Terra Nova Insurance Company Limited. The trial was held before the United States District Court for the District of New Jersey. The dispute concerned PXRE's claims under two insurance policies that had been issued by an agent of Terra Nova. PXRE had previously included the aggregate sum of $8.25 million in Other Assets as a receivable.

         PXRE was represented in the dispute by the law firm of Frankel &
Abrams.

         PXRE - with operations principally in Bermuda, Barbados, the United States and Europe - provides reinsurance products and services to a worldwide market place. The Company's primary focus is providing property catastrophe and retrocessional coverage, where it has been among the leading franchises for two decades. The Company also provides marine and aerospace and finite reinsurance insurance products and services. The Company's shares trade on the New York Stock Exchange under the symbol PXT. To request other printed investor material from PXRE or additional copies of this news release, please call (441) 296-5858, send e-mail to Investor_Relations@pxregroup.com, or visit www.pxregroup.com

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